Exhibit (d)(3)

STRICTLY CONFIDENTIAL

BALMORAL SPECIAL SITUATIONS FUND III, L.P.

11150 Santa Monica Blvd., Suite 825

Los Angeles, California 90025

May 11, 2022

Balmoral Swan Parent, Inc.

c/o Balmoral Funds LLC

11150 Santa Monica Blvd., Suite 825

Los Angeles, California 90025

Attention: David Shainberg

Telephone: (310) 496-6772

Email: dshainberg@balmoralfunds.com

Ladies and Gentlemen:

1.

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among Balmoral Swan Parent, Inc., a Delaware limited liability company (“Parent”), Balmoral Swan MergerSub, Inc., Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Trecora Resources, a Delaware corporation (the “Company”). Except as otherwise specified herein, each capitalized term used in this letter agreement and not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

2.

Commitment; Conditions. (a) On the terms and subject to the conditions of this letter agreement and of the Merger Agreement, Balmoral Special Situations Fund III, L.P. (the “Investor”) hereby commits to purchase and pay for with immediately available cash funds in an aggregate amount equal to the Commitment (defined below) the equity interests and/or subordinated debt securities of Parent (or one or more of its Affiliates who are assigned Parent’s rights, interests and obligations under the Merger Agreement) (the “Investment”) immediately prior to the time Parent and Merger Sub become obligated under the Merger Agreement to effect the consummation of the Offer and the Closing, as applicable, for the purpose of enabling (a) Parent to cause Merger Sub to accept for payment all Company Shares tendered pursuant to the Offer at the Acceptance Time and to pay for any and all such Company Shares as required under Section 1.1(e) of the Merger Agreement (the “Offer Amount”) and (b) Parent to make the payments due under Section 3.2(a) of the Merger Agreement and Parent and Merger Sub to make any other payments required to be paid by them pursuant to the Merger Agreement (the “Merger Amount”). The Investor shall not, under any circumstances, be obligated hereunder to directly or indirectly purchase equity interests or otherwise provide any funds to Parent in an aggregate amount exceeding the Commitment. The obligation of the Investor under this letter agreement to fund its Commitment may be assigned by Investor to any equity co-investor, any Affiliates or any affiliated funds, including Balmoral Special Situations Fund IV, L.P. or any parallel fund or alternative investment vehicle thereof, if such assignment would not impair or delay the Closing or the funding of the Commitment, but no such assignment shall relieve Investor of any of its obligations hereunder except if and to the extent, if any, that the assignee actually performs such obligations. As used in this letter agreement, the term “Commitment” means an amount equal to $123,000,000 or such lesser amount that suffices to fully fund the Offer Amount and the Merger Amount pursuant to, and in accordance with, the Merger Agreement.

(b) Consummation of the Investment is subject in all respects to the terms and conditions of this letter agreement and to (i) with respect to the Offer Amount, (A) the execution and delivery of the Merger Agreement by the Company (B) the satisfaction in full or valid waiver of all conditions to the Offer set forth in Annex A of the Merger Agreement (the “Offer Conditions”) (other than those Offer Conditions that by their nature are to be satisfied at the Closing, but subject to the concurrent satisfaction or waiver of such Offer Conditions at the Closing), (C) the prior or simultaneous closing of the Debt Financing (other than with respect to any revolving credit facility thereunder) or the Debt Financing Sources having confirmed in writing to the Parent and Merger

Sub that the Debt Financing will be funded in full at the consummation of the Offer if the Investment is funded at the consummation of the Offer (provided, that the Investment shall not be required to be made if such Debt Financing is not in fact funded in full at such time) and (D) the contemporaneous consummation of the Closing, and (ii) with respect to the Merger Amount, (A) the execution and delivery of the Merger Agreement by the Company, (B) the satisfaction or waiver of all of the conditions precedent to Parent’s and Merger Sub’s obligations set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than those conditions precedent that by their nature are to be satisfied at the Closing, but subject to the concurrent satisfaction or valid waiver of such conditions precedent at the Closing), (C) the prior or simultaneous closing of the Debt Financing (other than with respect to any revolving credit facility thereunder) or the Debt Financing Sources having confirmed in writing to the Parent and Merger Sub that the Debt Financing will be funded in full at the Closing if the Investment is funded at the Closing (provided, that the Investment shall not be required to be made if such Debt Financing is not in fact funded in full at such time) and (D) the contemporaneous consummation of the Closing. The Commitment shall be used to fund the Offer Amount and/or the Merger Amount, as applicable, solely to the extent and when required to be paid by Parent or Merger Sub on the terms and subject to the conditions set forth herein and in the Merger Agreement, and not for any other purpose whatsoever.

3.

Availability of Funds. Notwithstanding anything in this letter agreement to the contrary, in no event will the Investor (together with its permitted assigns), in the aggregate, be under any obligation hereunder under any circumstances to provide an aggregate amount of funds of more than the amount of the Commitment to Parent or any other Person. The Investor hereby represents and warrants to Parent that, as of the date hereof, the Investor has, and at the Closing the Investor (together with its permitted assigns) will have, sufficient cash, available lines of credit, capital commitments or other sources of available funds to fulfill the Commitment in accordance with the terms and subject to the conditions set forth herein. The Investor hereby represents, warrants and covenants to Parent that: (a) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership action and (b) this letter agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws relating to or affecting creditors’ rights generally, or, as to enforceability, by general principles of equity).

4.

Confidentiality. This letter agreement is being provided to Parent and the Company solely in connection with the Merger Agreement and the transactions contemplated thereby, including the Offer. Each party hereto (and the Company and any other Person who shall receive a copy hereof as permitted pursuant hereto) shall keep strictly confidential this letter agreement and all information obtained by it with respect to the other parties hereto in connection with this letter agreement, and will use such information solely in connection with the transactions contemplated hereby. Notwithstanding the foregoing, any party hereto and the Company and the respective Representatives (as defined below) of each of them may disclose this letter agreement and its terms and conditions (i) to any of such Person’s Affiliates and its and their respective Affiliates’ controlling Persons, general or limited partners, officers, directors, employees, investment professionals, managers, equity holders, stockholders, members, agents, assignees, financing sources or other representatives of any of the foregoing (all of the foregoing, collectively, “Representatives”), (ii) if required by applicable Law or by any Order or by a recognized stock exchange, governmental department or agency or other Governmental Entity or in connection with any SEC filings relating to the transactions contemplated by the Merger Agreement, and (iii) as reasonably necessary to enforce any rights hereunder, including in any litigation or other Proceeding to enforce such rights. Except as set forth herein, this letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Investor.

5.

No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, the Limited Guarantee (as defined below), the Debt Commitment Letters, the Merger Agreement or any other document or instrument delivered in connection herewith or therewith, Parent, by its acceptance of the benefits hereof, and the Company, in its capacity as a third party beneficiary solely as and to the extent specified in, and on the terms and subject to the conditions of Section 6 hereof, each unconditionally and irrevocably covenants, agrees and acknowledges that no Person other than the Investor and its permitted assigns shall have any obligation or liability hereunder (subject to the terms and conditions set forth herein), and that notwithstanding that Investor is a limited partnership (i) no right or remedy, recourse or recovery (whether at Law or equity or in tort, contract or otherwise) hereunder, under the Merger Agreement, the Limited Guarantee, the Debt Commitment Letters or under any documents or instruments delivered in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, officer, director, employee, investment professional, manager, stockholder, member, agent, Affiliate, assignee, financing source or Representative of any of the foregoing or any of their respective successors or assigns (other than Parent or Merger Sub under the Merger Agreement and subject to the terms and conditions set forth therein) (any such Person, a “Related Party”) of either Investor or any Related Party of any Related Party, (ii) it is expressly agreed and acknowledged that no personal liability or obligation whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party of Investor for any liabilities or obligations of the Investor under this letter agreement, the Limited Guarantee, the Merger Agreement, the Debt Commitment Letters or any documents or instruments delivered in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, in respect of any oral representation made or alleged to have been made in connection herewith or therewith or for any claim (whether at Law or equity or in tort, contract or otherwise) based on, in respect of, in connection with, or by reason of such obligations or their creation, and each party hereto hereby irrevocably and unconditionally waives and irrevocably and unconditionally releases all claims (whether arising under equity, contract, tort or otherwise) against such Persons for any such liability or obligation and (iii) none of Parent, Merger Sub or any of their respective Representatives, on the one hand, or the Company or any of its Affiliates or its or their respective Representatives, on the other hand, shall have any right of remedy, recourse or recovery (whether at Law or equity or in tort, contract or otherwise) against the Investor or otherwise, whether by piercing of the corporate, limited liability company or limited partnership veil or similar action, by a claim (whether at Law or equity or in tort, contract or otherwise), whether by the enforcement of any judgment or assessment or by any legal or equitable proceedings, or by virtue of any applicable Law or otherwise, against the Investor or otherwise, in the case of each of clauses (i), (ii) and (iii) above except for (x) Parent’s right to receive the Commitment, as applicable and without duplication, solely to the extent provided in this letter agreement and on the terms and subject to the conditions hereof, (y) the Company’s right to receive the Guaranteed Obligations (as defined in the Limited Guarantee), solely to the extent provided in the Limited Guarantee and subject to the terms and conditions set forth therein and (z) the Company’s right to enforce this letter agreement as a third party beneficiary in respect of the Commitment solely as and to the extent specified in, and on the terms and subject to the conditions of, Section 6 hereof.

6.

Enforceability. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of each other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and that this letter agreement is not intended to, and does not, confer upon any Person (including, without limitation, the Debt Financing Sources and their respective Representatives) other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that Investor acknowledges and agrees that this letter agreement is being executed and delivered to induce the Company to enter into the Merger Agreement in reliance hereon and that the Company is an express third party beneficiary entitled to rely hereon and specifically to enforce the obligations of Investor in connection with the Company’s exercise of its rights under, and in accordance with the terms and conditions of, Section 9.16(b) of the Merger Agreement and, in connection therewith, the Company has the right to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent to cause, or to directly cause, Investor to fund, directly or indirectly, the Commitment as, and only to the extent permitted by, this letter agreement, in each case when all of the conditions to funding the Commitment set forth in this letter agreement have been satisfied; provided, further, that each Related Party of Investor and any Related Party of each such Related Party may rely upon Section 5 of this letter agreement as a third party beneficiary. Except for the Company’s rights to enforcement set forth in this Section 6, this letter agreement may only be enforced by Parent at the direction of Balmoral Funds LLC (the “Sponsor”) in its sole discretion, and Parent shall have no right to enforce or seek to enforce this letter agreement unless directed to do so by the Sponsor in its sole discretion.

7.

Waiver of Defenses. Investor hereby waives (a) any defense to specific performance that a remedy at law would be adequate or that, absent specific performance, no irreparable harm would be suffered and (b) any requirement to post a bond or other security in connection with obtaining equitable relief.

8.

Limitation on Enforcement. Parent’s creditors (other than the Company as provided in Section 6) shall have no right to enforce this or seek to enforce this letter agreement or to cause Parent to enforce this letter agreement. In no event may the Company, its Affiliates or any of its or their respective Representatives or any other Person (other than Parent at the direction of the Sponsor in its sole discretion) enforce any aspect of this letter agreement (including with respect to the Commitment) if the Guaranteed Obligations have been paid to the Company in full in accordance with the terms of the Merger Agreement and the Limited Guarantee; provided, that any such payments to the Guaranteed Party (as defined in the Limited Guarantee) have not been rescinded or otherwise returned for any reason whatsoever. This letter agreement may not be amended, restated, supplemented or otherwise modified, and no provision hereof waived or modified, except by an instrument in writing signed by Parent and Investor; provided, that this letter agreement may not be amended, restated, supplemented or otherwise modified, and no provision hereof waived or modified, in a manner that (a) would affect the Company’s rights hereunder or (b) is inconsistent with the obligations of Parent and Merger Sub under Section 6.16(a) of the Merger Agreement, in each case without the prior written consent of the Company; provided, further, that notwithstanding the immediately preceding proviso and for the avoidance of doubt, the Company’s prior written consent shall not be required with respect to any ministerial amendment, supplement or modification to this letter agreement, or any written waiver of any provision hereof, that does not adversely affect in any manner any of the rights of the Company hereunder.

9.

Termination. This letter agreement and the Investor’s obligation to fund all or any portion of the Commitment will automatically terminate and cease to be of any further force or effect without the need for any further action by any Person (at which time the obligations of Investor hereunder shall be immediately discharged in full) upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Closing (iii) the payment by the Investor of the Guaranteed Obligations pursuant to the Limited Guarantee and in accordance with the terms of the Merger Agreement, and (iv) the commencement by the Company or any of its Affiliates, or any of its or their respective Representatives, of any litigation or other Proceeding asserting any claim (whether at Law or equity or in tort, contract or otherwise) against either Investor or any Related Party of an Investor or any Related Party of a Related Party in connection with this letter agreement, or the Limited Guarantee or any other document or instrument delivered in connection herewith or any of the transactions contemplated hereby or thereby (including the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith) except, solely with respect to clause (iv), for (A) claims by the Company against the Investor in respect of the Guaranteed Obligations solely as and to the extent specified in, and on the terms and subject to the conditions of, the Limited Guarantee, (B) claims against Parent or Merger Sub seeking specific performance, solely to the extent permitted under, and on the terms and subject to the conditions of, Section 9.16 of the Merger Agreement and (C) claims by the Company to enforce its rights as a third party beneficiary to this letter agreement, solely to the extent permitted under, and on the terms and subject to the conditions of, Section 6 hereof and Section 9.16 of the Merger Agreement. For the avoidance of doubt, the termination of the obligations of the Investor to fund the Commitment shall not, in and of itself, relieve any Person of any liability under the Limited Guarantee. Immediately upon termination of this letter agreement and without the need for any further action by any Person, no Investor or any Related Party of an Investor or any Related Party of a Related Party shall have any further obligation or liability hereunder.

10.

Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, the Investor is executing and delivering to the Company a Limited Guarantee, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified, the “Limited Guarantee”). Notwithstanding anything to the contrary in this letter agreement, the Merger Agreement, the Debt Commitment Letters or the Limited Guarantee or any other document or instrument delivered in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby (or the termination or abandonment thereof), the Company’s remedies (a) against the Investor under the Limited Guarantee (subject to the terms and conditions set forth therein), and (b) for specific performance under this letter agreement shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company and its Affiliates or their respective Representatives against the Investor or any Related Party of the Investor or any Related Party of a Related Party for any liability, obligation, loss, damage or recovery of any kind whatsoever (including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses, whether at Law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of this letter agreement, and the Limited Guarantee, or the transactions contemplated hereby or thereby (including the termination or abandonment thereof) (in each case, whether willfully, intentionally, unintentionally or otherwise); provided, that if the Commitment is made hereunder and the Closing occurs, neither the Company nor any of its Affiliates or any of its or their respective Representatives, may recover any amount whatsoever under the Limited Guarantee; provided, further that if the payments to the Guaranteed Party (as defined in the Limited Guarantee) with respect to such Guaranteed Obligations have not been rescinded or otherwise returned for any reason whatsoever, neither the Company nor any of its Affiliates or any of its or their respective Representative may cause the Commitment to be funded.

11.

Indemnification. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless each of the Investor and its Affiliates from and against any and all out-of-pocket losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Investor’s or its Affiliates’ direct or indirect ownership of equity of Parent or its successors; provided, that neither Investor nor any Affiliate of Investor shall be entitled to any indemnification pursuant to this letter agreement with respect to any investment losses or other liabilities that may be incurred by such Investor or its Affiliates solely in their capacity as an investor (directly or indirectly) in Parent and its Affiliates. Notwithstanding anything to the contrary in this letter agreement, the Merger Agreement, the Debt Commitment Letters, the Limited Guarantee or any other or any document or instrument delivered in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby (including the termination or abandonment thereof), this Section 11 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors, assigns, heirs or representatives of Parent, Merger Sub and their respective Affiliates.

12.

Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE FINANCING LETTERS OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO).

13.

Governing Law; Jurisdiction. This letter agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any Proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely in the case that the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any Proceeding relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this letter agreement, (A) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (1) the Proceeding in such court is brought in an inconvenient forum, (2) the venue of such Proceeding is improper or (3) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 9.14 of the Merger Agreement; provided, that (i) nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law and (ii) each such party’s consent to jurisdiction and service contained in this Section 13 is solely for the purpose referred to in this Section 13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

14.

Counterparts. This letter agreement may be executed (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties to this letter agreement in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties to this letter agreement and delivered (including by facsimile transmission, “.pdf” or other electronic transmission) to the other parties to this letter agreement.

15.

Entire Agreement. This letter agreement, together with the Merger Agreement and the Limited Guarantee, constitute the entire agreement, and supersede and cancel all prior and contemporaneous agreements, understandings and statements, written or oral, among the undersigned or any of their respective Affiliates or any other Person, with respect to the subject matter hereof.

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INVESTOR:

Balmoral Special Situations Fund III, L.P.
By: Balmoral Management III, L.P., its General Partner

By: Balmoral Funds LLC, its General Partner

By:	/s/ Jonathan A. Victor
Name: Jonathan A. Victor
Title: Authorized Person

[Signature Page to Equity Commitment Letter]